As Filed with the Securities and Exchange Commission on September 11, 2026

Registration No. 333-290280

Registration No. 333-279372

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on FORM S-8 (No. 333-290280)

Post-Effective Amendment No. 1 to Registration Statement on FORM S-8 (No. 333-279372)

UNDER

THE SECURITIES ACT OF 1933

Adlai Nortye Group Ltd.

(Exact name of registrant as specified in its charter)

Singapore	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

77 Robinson Road, #20-01,

Robinson 77,

Singapore 068896

(Address of Principal Executive Offices, including zip code)

2023 Share Incentive Plan

2025 Share Incentive Plan

(Full title of the plan)

Adlai Nortye USA Inc.

685 US Hwy 1,

North Brunswick Township, NJ 08902

Telephone: +1 848 230 7430

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Yu Wang, Esq.
Han Kun Law Offices LLP
Rooms 4301-10, 43/F., Gloucester Tower
The Landmark
15 Queen’s Road Central, Hong Kong
+852 6386 1503

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

These Post-Effective Amendment No.1 to the Registration Statements on Form S-8, File No. 333-290280 and 333-279372 (collectively, the “Registration Statements”), are being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended or the Securities Act, by Adlai Nortye Group Ltd. (formerly known as Adlai Nortye Ltd.), a public company limited by shares registered under the laws of Singapore (the “Registrant” or the “Company”), which was filed with the Securities and Exchange Commission or the Commission on May 13, 2024, and September 16, 2025, respectively.

Effective July 29, 2026, the Company changed its jurisdiction of incorporation from the Cayman Islands to Singapore through a transaction known as a continuation pursuant to Article 171 of the Articles of Association of the Company in force at that time and registered by way of continuation as a public company limited by shares in Singapore by way of transfer of registration under Part 10A of the Companies Act 1967 (as amended) of Singapore (the “Continuation”) and changed its legal English name from “Adlai Nortye Ltd.” to “Adlai Nortye Group Ltd.”.

For the purposes of this Amendment and the Registration Statements, references to the “Company,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Continuation, Adlai Nortye Ltd. and, as of any time after the Continuation, Adlai Nortye Group Ltd. The information contained in this Amendment sets forth additional information to reflect the Continuation. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the marketplace effective date of the Continuation did not reflect the change in the Company’s name, jurisdiction of incorporation or capital structure.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

a. The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025 filed with the Commission on April 10, 2026;

b. The Registrant’s Report of Foreign Private Issuer on Form 6-K filed with the Commission on April 16, 2026, July 17, 2026, August 3, 2026, August 14, 2026, August 19, 2026, August 26, 2026 and September 8, 2026; and

c. The description of the Registrant’s Class A ordinary shares contained in its Registration Statement on Post-effective Amendment No. 1 to Form F-3 filed with the Commission on September 11, 2026, together with any amendments or reports filed for the purpose of updating such description.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of these Post-Effective Amendments and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the Registration Statements and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statements to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Under Section 172 of the Companies Act 1967 of Singapore (“Singapore Companies Act”), any provision (whether in the constitution, contract with the company or otherwise) which purports to exempt or provides an indemnity for exempting or indemnifying the officers of a company (including directors) against any liability which by law would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to a company will be void. However, a company is not prohibited from: (a) as provided in Section 172A of the Singapore Companies Act, purchasing and maintaining for an officer of the company insurance against any such liability incurred by him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company; or (b) as provided in Section 172B of the Singapore Companies Act, indemnifying an officer of a company against liability incurred by an officer to a person other than the company, except when the indemnity is against (i) any liability of the officer to pay a fine in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance of any requirement of a regulatory nature (howsoever arising); or (ii) any liability incurred by the officer (A) in defending criminal proceedings in which he or she is convicted; (B) in defending civil proceedings brought by the company or a related company in which judgment is given against him or her; or (C) in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the Singapore courts refuses to grant him or her relief.

Under the Singapore Companies Act, “officer” in relation to a corporation includes (a) any director or secretary of the corporation or a person employed in an executive capacity by the corporation, (b) a receiver and manager of any part of the undertaking of the corporation appointed under a power contained in any instrument, and (c) any liquidator of a company appointed in a voluntary winding up, but does not include any receiver who is not also a manager, any receiver and manager appointed by the Singapore court, any liquidator appointed by the Singapore court or by the creditors, or a judicial manager appointed under Part 7 of the Singapore Insolvency, Restructuring and Dissolution Act 2018.

In any proceedings for negligence, default, breach of duty or breach of trust against an officer, Section 391 of the Singapore Companies Act gives the court the power to relieve officers either wholly or partially from the consequences of their negligence, default, breach of duty or breach of trust. In order for relief to be obtained, it must be shown that (i) the officer acted honestly; (ii) the officer acted reasonably; and (iii) having regard to all the circumstances of the case including those connected with such officer’s appointment, the officer ought fairly to be excused.

However, Singapore case law has indicated that relief is unlikely to be granted to an officer whose breach involved an intent to gain an improper benefit or advantage, or where there was deceit, conscious impropriety, or carelessness or imprudence that negates the performance of the duty in question.

Our constitution provides that, subject to the provisions of and so far as may be permitted by the Singapore Companies Act and every other legislation for the time being in force concerning companies and affecting our company, every director or other officer of the Company shall be entitled to be indemnified by it against all costs, charges, losses, expenses and liabilities incurred or to be incurred by him in the execution and discharge of his duties or in relation thereto. In addition, the Company has entered into an indemnification agreement with each of its directors and executive officers that provides for indemnification of that director and/or executive officer against certain claims that arise by reason of their status or service as a director or executive officer. The form of such indemnification agreement was filed as Exhibit 10.2 to Form F-1 Registration Statement filed with the Commission on July 27, 2023.The Company has purchased directors and officers liability insurance to cover its indemnification obligations to its directors and executive officers as well as to cover directly certain claims made against its directors and executive officers.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, these Registration Statements, as amended by these Post-Effective Amendments. (See Exhibit Index below).

ITEM 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to these Registration Statements;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of these Registration Statements (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in these Registration Statements; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in these Registration Statements or any material change to such information in these Registration Statements;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in these Registration Statements.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in these Registration Statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Constitution of Adlai Nortye Group Ltd. (incorporated by reference to Exhibit 99.1 filed with the Report of Foreign Private Issuer on Form 6-K on August 19, 2026

5.1*	Opinion of Rajah & Tann Singapore LLP

10.1	Adlai Nortye Ltd. 2023 Share Incentive Plan (incorporated by reference to Exhibit 10.9 filed with Form F-1 Registration Statement on July 27, 2023)

10.2	Adlai Nortye Ltd. 2025 Share Incentive Plan (incorporated by reference to Exhibit 10.1 filed with Form S-8 Registration Statement on September 16, 2025)

23.1*	Consent of Rajah & Tann Singapore LLP (included in Exhibit 5.1)

23.2*	Consent of Mazars USA LLP

23.3*	Consent of BDO China Shu Lun Pan Certified Public Accountants LLP

24.1*	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, the People’s Republic of China, on September 11, 2026.

Adlai Nortye Group Ltd.

By:	/s/ Yang Lu
Name:	Yang Lu
Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Yang Lu as his or her true and lawful attorney-in-fact and agents, with the full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statements and the Post-Effective Amendments and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments have been signed by the following persons in the capacities indicated and on September 11, 2026.

Signature	Capacity

/s/ Yang Lu	Chairman of the Board of Directors and Chief Executive Officer
Yang Lu	(Principal Executive Officer)

/s/ Xiaofeng (Alex) Ye	Chief Financial Officer
Xiaofeng (Alex) Ye	(Principal Financial and Accounting Officer)

/s/ Ping Ji	Director
Ping Ji

/s/ Lars Erik Birgerson	Director
Lars Erik Birgerson

/s/ Roger Sawhney	Independent Director
Roger Sawhney

/s/ Shaorong Liu	Independent Director
Shaorong Liu

/s/ Ming Lun Alan Tse	Independent Director
Ming Lun Alan Tse

/s/ Baozhong Wei	Independent Director
Baozhong Wei

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Adlai Nortye Group Ltd., has signed these Post-Effective Amendments thereto in Hangzhou, the People’s Republic of China, on September 11, 2026.

Adlai Nortye USA Inc.

By:	/s/ Yang Lu
Name:	Yang Lu
Title:	Chief Executive Officer and Chairman of the Board of Directors